Hostess Brands Reports Second Quarter 2022 Results
17% Organic Net Revenue Growth
Raises Full Year Sales Growth, Reaffirms Full Year EBITDA and EPS Guidance

LENEXA, KS, August 3, 2022 - Hostess Brands, Inc. (NASDAQ: TWNK) (the “Company”, “we”, “our”) today reported its financial results for the three and six months ended June 30, 2022.
“Hostess Brands’ iconic brands, access to faster growing snacking occasions, broad-based distribution footprint and excellent execution continues to drive growth in a volatile environment. During the second quarter, our top-line momentum continued as we posted the 10th straight quarter of double-digit growth. I am proud of our team’s timely actions to address the ongoing supply-chain fragility and higher inflation which pressured our margins in the quarter,” commented Andy Callahan, the Company’s President and Chief Executive Officer.

He continued, “Our year-to-date results are tracking ahead of our initial expectations and our long-term growth targets, enabling us to raise our full-year net revenue guidance to at least 15% growth while maintaining our full-year EBITDA and EPS guidance.”

Second Quarter 2022 Financial Highlights1
▪Net revenue of $340.5 million increased 16.8% from the same period last year as higher prices and favorable product mix accounted for 13.8% of the quarterly growth, with remaining growth attributed to higher volumes.
▪Gross profit increased 7.2% to $112.7 million, or 33.1% of net revenues, while on an adjusted basis, gross profit increased 7.1% to $112.8 million, or 33.1% of net revenue. As expected, second quarter gross margins declined by 295 basis points, 299 basis points on an adjusted basis, from year-ago levels as favorable price/mix was more than offset by 20% inflation and inefficiencies caused by supply-chain fragility.
▪Net income was $30.5 million or $0.22 per diluted share, a slight increase from the prior year period. Adjusted net income and adjusted EPS of $30.5 million, and $0.22, respectively, decreased modestly from the prior year period.
▪Adjusted EBITDA increased 0.7% to $68.9 million. Adjusted EBITDA margin of 20.2% declined from 23.5% in the prior year period due to lower gross margins and higher operating expenses.
▪Cash and cash equivalents and short-term investments were $227.7 million, as of June 30, 2022, reflecting a net leverage ratio of 3.0x.
▪Capital expenditures increased to $41.9 million from $22.2 million in the prior-year period. The Company continues to expect capital expenditures to be in the $120 - $140 million range in 2022.
▪Raising full year 2022 net revenue guidance to at least 15% growth, while maintaining full year adjusted EBITDA guidance towards the higher end of $280 - $290 million and adjusted EPS guidance of $0.93 - $0.98.
Other Highlights
▪The Company’s Sweet Baked Goods point-of-sale (“POS”) increased 15.6%, maintaining its share of category dollar sales at 21.7%.
▪Voortman® branded POS grew 25.0% and its share of the Cookie category increased by 20 basis points driven in parts by the ongoing momentum in the faster-growing sugar-free sub-segment.
▪Full year inflation is currently expected to be in the high teens for the full year, in-line with previous estimates.
▪Repurchased $48.5 million of shares year-to-date, the majority of which were under the previously announced $150 million share repurchase program.

1This press release contains certain non-GAAP financial measures, including adjusted gross profit, adjusted gross profit margin, adjusted operating income, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted net income margin and adjusted earnings per share (“EPS”). Please refer to the schedules in the press release for reconciliations of non-GAAP financial measures to the comparable GAAP measure. Unless otherwise stated, all comparisons of financial measures in this press release are to the second quarter of 2021. All measures of market performance contained in this press release, including point of sale and market share include all Company branded products within the SBG or Cookie categories as reported by Nielsen but do not include other products sold outside of those categories. All market data in this press release refer to the thirteen-week period ended July 2, 2022. The Company's leverage ratio is net debt (total long-term debt less cash and short-term investments) divided by the trailing twelve months adjusted EBITDA.

Guidance and Outlook
The Company is raising its full year 2022 net revenue growth guidance:

	Updated Guidance	Previous Guidance
Net revenue growth	At least 15%	At least 12%
Adjusted EBITDA	Towards the higher end of $280 - $290 million	Towards the higher end of $280 - $290 million
Adjusted EPS (diluted)	$0.93 - $0.98	$0.93 - $0.98
Capital expenditures	$120 - $140 million (Including capacity expansion)	$120 - $140 million (Including capacity expansion)
Effective tax rate	27.0%	27.0%
Weighted average shares outstanding	138.5 - 139.5 million	139.0 - 140.0 million
The Company provides guidance only on a non-generally accepted accounting principles (non-GAAP) basis and does not provide a reconciliation of the Company’s forward-looking financial expectations to the most directly comparable GAAP financial measure because of the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for deferred taxes, remeasurement of the tax receivable agreement, and other non-operating gains or losses reflected in the Company’s reconciliation of historic non-GAAP financial measures, the amount of which could be material. Please refer to the Reconciliation of Non-GAAP Financial Measures included in this press release for further information about the use of these measures.
Second Quarter 2022 Compared to Second Quarter 2021
Net revenue was $340.5 million, an increase of 16.8%, or $49.0 million, from the prior-year period. Contribution from previously taken pricing actions and product mix provided 13.8% of the growth, while higher volumes accounted for 3.0% of the quarterly growth. Compared to the same period last year, sweet baked goods net revenue of $303.5 million increased 15.6% or $41.0 million, while cookies net revenue of $37.0 million increased 27.6% or $8.0 million.
Gross profit was $112.7 million or 33.1% of net revenue, compared to 36.1% for the same period last year. Gross margin declined 295 basis points, 299 basis points on an adjusted basis, as favorable price/mix and productivity benefits were more than offset by inflation and inefficiencies caused by supply-chain fragility. Adjusted gross profit increased 7.1% on pricing actions and higher volume.
Operating income was $51.0 million, a decrease of 4.0% from the prior-year period. Adjusted operating income of $51.7 million decreased 4.6% from the same period last year, as higher gross profit was offset by higher advertising expense, greater workforce investments as well as higher depreciation and share-based compensation expense.
Adjusted EBITDA of $68.9 million, or 20.2% of net revenue, increased 0.7% from the same period last year as higher gross profit was partially offset by higher operating expenses.
The Company’s effective tax rate was 27.0% compared to 28.2% in the prior year. The current year effective tax rate, excluding certain immaterial discrete items, was 27.2% compared to 27.3% in the prior-year period.
Net income was $30.5 million, a slight increase from $29.8 million from the prior-year period. Adjusted net income of $30.5 million decreased 5.3% from the same period last year. Diluted EPS was $0.22 compared to $0.21 in the prior-year period. Adjusted EPS was $0.22 compared to $0.23 in the prior-year period due to the changes in adjusted net income.
Operating cash flows for the six months ended June 30, 2022 were $87.2 million, relatively unchanged as compared to $87.3 million for the same period last year.

Conference Call and Webcast
The Company will host a conference call and webcast with an accompanying presentation today, August 3, 2022 at 4:30 p.m. ET to discuss the results for the second quarter. Investors interested in participating in the live call can dial 877-451-6152 from the U.S. and 201-389-0879 internationally. A telephone replay will be available approximately two hours after the call concludes through August 17, 2022, by dialing 844-512-2921 from the U.S., or 412-317-6671 internationally, and entering confirmation code 13730838. The simultaneous, live webcast and presentation will be available on the Investor Relations section of the Company’s website at www.hostessbrands.com. The webcast will be archived for 30 days.
About Hostess Brands, Inc.
Hostess Brands, Inc. (NASDAQ: TWNK) is a snacking powerhouse with a portfolio of iconic brands and a mission to inspire moments of joy by putting our heart into everything we do. Hostess Brands is proud to make America’s No. 1 cupcake, mini donut and sugar-free cookie brands. With annual sales exceeding $1.1 billion and employing approximately 2,600 dedicated team members, Hostess Brands produces new and classic snacks, including Hostess® Donettes®, Twinkies®, CupCakes, Ding Dongs® and Zingers®, as well as a variety of Voortman® cookies and wafers. For more information about Hostess Brands please visit hostessbrands.com.

Investor Contact	Media Contact
Amit Sharma	Carly Schesel
asharma@hostessbrands.com	carly.schesel@clynch.com
Forward-Looking Statements
This press release contains statements reflecting the Company’s views about its future performance that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve substantial risks and uncertainties. Forward-looking statements are generally identified through the inclusion of words such as “believes,” “expects,” “intends,” “estimates,” “projects,” “anticipates,” “will,” “plan,” “may,” “should,” or similar language. Statements addressing the Company’s future operating performance and statements addressing events and developments that the Company expects or anticipates will occur are also considered as forward-looking statements. All forward-looking statements included herein are made only as of the date hereof. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise.
These statements inherently involve risks and uncertainties that could cause actual results to differ materially from those anticipated in such forward-looking statements. These risks and uncertainties include, but are not limited to, maintaining, extending and expanding the Company’s reputation and brand image; protecting intellectual property rights; leveraging the Company’s brand value to compete against lower-priced alternative brands; correctly predicting, identifying and interpreting changes in consumer preferences and demand and offering new products to meet those changes; operating in a highly competitive industry; the continued ability to produce and successfully market products with extended shelf life; the ability to pass cost increases on to our customers; the ability to maintain or add additional shelf or retail space for the Company’s products; our ability to identify or complete strategic acquisitions, alliances, divestitures or joint ventures; our ability to successfully integrate, achieve expected synergies and manage our acquired businesses and brands; the ability to drive revenue growth in key products or add products that are faster-growing and more profitable; adverse impact or disruption to our business caused by COVID-19 or future outbreaks of highly infectious or contagious diseases; volatility in commodity, energy, and other input prices and the ability to adjust pricing to cover increased costs; significant changes in the availability and pricing of transportation; dependence on major customers; increased labor and employee related costs; strikes or work stoppages; product liability claims, product recalls, or regulatory enforcement actions; dependence on third parties for significant services; unanticipated business disruptions; geographic focus could make the Company particularly vulnerable to economic and other events and trends in North America; consolidation of retail customers; unsuccessful implementation of business strategies to reduce costs; increased costs to comply with governmental regulation; failures, unavailability, or disruptions of the Company’s information technology systems; dependence on key personnel or a highly skilled and diverse workforce; the Company’s ability to finance indebtedness on terms favorable to the Company; and other risks as set forth from time to time in the Company’s Securities and Exchange Commission filings.
As a result of a number of known and unknown risks and uncertainties, the Company’s actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Risks and uncertainties are identified and discussed in Item 1A-Risk Factors in the Company’s Annual Report on Form 10-K for 2021. All subsequent written or oral forward-looking statements attributable to us or persons acting on the Company’s behalf are expressly qualified in their entirety by these risk factors. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise.

HOSTESS BRANDS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, amounts in thousands, except shares and per share data)

	June 30, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$206,831	$249,159
Short-term investments	20,918	—
Accounts receivable, net	178,769	148,180
Inventories	60,809	52,813
Prepaids and other current assets	10,540	10,564
Total current assets	477,867	460,716
Property and equipment, net	359,444	335,305
Intangible assets, net	1,932,636	1,944,392
Goodwill	706,615	706,615
Other assets, net	52,645	19,283
Total assets	$3,529,207	$3,466,311

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Long-term debt and lease obligations payable within one year	$14,009	$14,170
Tax receivable agreement payments payable within one year	11,100	11,600
Accounts payable	84,147	68,104
Customer trade allowances	60,668	52,746
Accrued expenses and other current liabilities	42,079	47,009
Total current liabilities	212,003	193,629
Long-term debt and lease obligations	1,092,797	1,099,975
Tax receivable agreement obligations	125,452	134,265
Deferred tax liability	336,587	317,847
Other long-term liabilities	1,635	1,605
Total liabilities	1,768,474	1,747,321

Class A common stock, $0.0001 par value, 200,000,000 shares authorized, 142,546,549 issued and 136,486,712 shares outstanding as of June 30, 2022 and 142,031,329 shares issued and 138,278,573 shares outstanding as of December 31, 2021	14	14
Additional paid in capital	1,304,970	1,303,254
Accumulated other comprehensive income (loss)	22,993	(506)
Retained earnings	540,434	475,400
Treasury stock	(107,678)	(59,172)
Stockholders’ equity	1,760,733	1,718,990
Total liabilities and stockholders’ equity	$3,529,207	$3,466,311

HOSTESS BRANDS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, amounts in thousands, except shares and per share data)

	Three Months Ended		Six Months Ended
	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Net revenue	$340,472	$291,485	$672,523	$556,906
Cost of goods sold	227,772	186,379	444,199	356,281
Gross profit	112,700	105,106	228,324	200,625
Operating costs and expenses:
Advertising and marketing	15,587	13,144	27,537	24,925
Selling	10,137	9,454	19,914	18,084
General and administrative	30,127	23,504	59,799	45,689
Amortization of customer relationships	5,878	5,878	11,756	11,756
Total operating costs and expenses	61,729	51,980	119,006	100,454
Operating income	50,971	53,126	109,318	100,171
Other expense (income):
Interest expense, net	9,741	9,954	19,407	19,971
Change in fair value of warrant liabilities	—	531	—	455
Other expense (income)	(507)	1,067	(71)	1,430
Total other expense	9,234	11,552	19,336	21,856
Income before income taxes	41,737	41,574	89,982	78,315
Income tax expense	11,261	11,727	24,948	21,736
Net income	$30,476	$29,847	65,034	56,579

Earnings per Class A share:
Basic	$0.22	$0.23	$0.47	$0.43
Diluted	$0.22	$0.21	$0.47	$0.41
Weighted-average shares outstanding:
Basic	137,909,156	131,354,059	138,255,803	131,096,686
Diluted	138,958,242	138,925,489	139,263,303	138,026,854

HOSTESS BRANDS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, amounts in thousands)

	Six Months Ended
	June 30, 2022	June 30, 2021
Operating activities
Net income	$65,034	$56,579
Depreciation and amortization	27,951	25,223
Debt discount amortization	615	621
Change in fair value of warrant liabilities	—	455
Unrealized foreign exchange losses (gains)	(217)	73
Non-cash lease expense	247	659
Share-based compensation	4,987	4,363
Deferred taxes	10,374	13,932
Change in operating assets and liabilities:
Accounts receivable	(30,600)	(23,194)
Inventories	(7,996)	(2,816)
Prepaids and other current assets	(131)	8,844
Accounts payable and accrued expenses	8,967	1,735
Customer trade allowances	7,934	827
Net cash provided by operating activities	87,165	87,301

Investing activities
Purchases of property and equipment	(36,302)	(20,051)
Acquisition of short-term investments	(20,918)	—
Acquisition and development of software assets	(5,607)	(2,129)
Net cash used in investing activities	(62,827)	(22,180)

Financing activities
Repayments of long-term debt and lease obligations	(5,584)	(5,584)
Repurchase of common stock	(48,506)	(16,691)
Tax payments related to issuance of shares to employees	(5,512)	(1,235)
Cash received from exercise of options and warrants	2,241	13,524
Payments on tax receivable agreement	(9,313)	(9,270)
Net cash provided by (used in) financing activities	(66,674)	(19,256)
Effect of exchange rate changes on cash and cash equivalents	8	(92)
Net increase (decrease) in cash and cash equivalents	(42,328)	45,773
Cash and cash equivalents at beginning of period	249,159	173,034
Cash and cash equivalents at end of period	$206,831	$218,807

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest, net of amounts capitalized	$18,599	$19,451
Net taxes paid (refunded)	$11,489	$(1,506)
Supplemental disclosure of non-cash investing:
Accrued capital expenditures	$6,358	$5,046

HOSTESS BRANDS, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Adjusted gross profit, adjusted gross profit margin, adjusted operating income, adjusted net income, adjusted net income margin, adjusted EBITDA, adjusted EBITDA margin and adjusted EPS collectively referred to as “Non-GAAP Financial Measures,” are commonly used in the Company’s industry and should not be construed as an alternative to net revenue, gross profit, operating income, net income or earnings per share as indicators of operating performance (as determined in accordance with GAAP). These Non-GAAP Financial Measures may not be comparable to similarly titled measures reported by other companies. The Company has included these Non-GAAP Financial Measures because it believes the measures provide management and investors with additional information to measure the Company’s performance, estimate the Company’s value and evaluate the Company's ability to service debt.
Non-GAAP Financial Measures are adjusted to exclude certain items that affect comparability. The adjustments are itemized in the tables below. You are encouraged to evaluate these adjustments and the reason the Company considers them appropriate for supplemental analysis. In evaluating adjustments, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments set forth below. The presentation of Non-GAAP Financial Measures should not be construed as an inference that future results will be unaffected by unusual or recurring items.
The Company defines adjusted EBITDA as net income adjusted to exclude (i) interest expense, net, (ii) depreciation and amortization (iii) income taxes and (iv) share-based compensation, as further adjusted to eliminate the impact of certain items that the Company does not consider indicative of its ongoing operating performance. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of the Company’s results as reported under GAAP. For example, adjusted EBITDA:
•does not reflect the Company’s capital expenditures, future requirements for capital expenditures or contractual commitments;
•does not reflect changes in, or cash requirements for, the Company’s working capital needs;
•does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the Company’s debt; and
•does not reflect payments related to income taxes or the tax receivable agreement.

HOSTESS BRANDS, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited, amounts in thousands, except percentages and per share data)

	Three Months Ended June 30, 2022
	Gross Profit	Gross Margin	Operating Income	Net Income	Net Income Margin	Diluted EPS
GAAP Results	$112,700	33.1%	$50,971	$30,476	9.0%	$0.22
Non-GAAP adjustments:
Foreign currency remeasurement	—	—	—	(537)	(0.2)	—
Project consulting costs (1)	—	—	559	559	0.2	—
Other (2)	144	—	144	175	—	—
Discrete income tax expense	—	—	—	(80)	—	—
Tax impact of adjustments	—	—	—	(53)	—	—
Adjusted Non-GAAP results	$112,844	33.1%	$51,674	30,540	9.0	$0.22

Income tax				11,394	3.3
Interest expense				9,742	2.9
Depreciation and amortization				14,560	4.2
Share-based compensation				2,648	0.8
Adjusted EBITDA				$68,884	20.2%
(1) Project consulting costs are included in general and administrative on the condensed consolidated statement of operations.
(2) Costs related to certain corporate initiatives, including $0.1 million of accelerated depreciation.

	Three Months Ended June 30, 2021
	Gross Profit	Gross Margin	Operating Income	Net Income	Net Income Margin	Diluted EPS
GAAP Results	$105,106	36.1%	$53,126	$29,847	10.2%	$0.21
Non-GAAP adjustments:
Foreign currency remeasurement	—	—	—	(52)	—	—
Change in fair value of warrant liabilities	—	—	—	531	0.2	—
Other (1)	158	—	1,066	2,184	0.6	0.02
Tax impact of adjustments	—	—	—	(329)	(0.1)	—
Adjusted Non-GAAP results	$105,264	36.1%	$54,192	32,181	10.9	$0.23

Income tax				12,056	4.3
Interest expense				9,954	3.4
Depreciation and amortization				12,532	4.3
Share-based compensation				1,640	0.6
Adjusted EBITDA				$68,363	23.5%
(1) Costs related to certain corporate initiatives, of which $0.2 million is included in cost of goods sold, $0.9 million is included in general and administrative expenses and $1.1 million is included in other non-operating expenses.

	Six Months Ended June 30, 2022
	Gross Profit	Gross Margin	Operating Income	Net Income	Net Income Margin	Diluted EPS
GAAP Results	$228,324	34.0%	$109,318	$65,034	9.7%	$0.47
Non-GAAP adjustments:
Foreign currency remeasurement	—	—	—	(220)	—	—
Project consulting costs (1)	—	—	3,887	3,887	0.6	0.03
Other (2)	273	—	273	422	0.1	—
Discrete income tax expense	—	—	—	512	0.1	—
Tax impact of adjustments	—	—	—	(1,104)	(0.2)	(0.01)
Adjusted Non-GAAP results	$228,597	34.0%	$113,478	68,531	10.3%	$0.49

Income tax				25,540	3.8
Interest expense				19,407	2.9
Depreciation and amortization				27,857	4.1
Share-based compensation				4,987	0.7
Adjusted EBITDA				$146,322	21.8%
(1) Project consulting costs are included in general and administrative on the condensed consolidated statement of operations.
(2) Costs related to certain corporate initiatives, including $0.1 million of accelerated depreciation.

	Six Months Ended June 30, 2021
	Gross Profit	Gross Margin	Operating Income	Net Income	Net Income Margin	Diluted EPS
GAAP Results	$200,625	36.0%	$100,171	$56,579	10.2%	$0.41
Non-GAAP adjustments:
Foreign currency remeasurement	—	—	—	71	—	—
Change in fair-value of warrant liabilities	—	—	—	455	0.1	—
Other (1)	158	0.1	1,066	2,422	0.4	0.02
Tax impact of adjustments	—	—	—	(428)	(0.1)	—
Adjusted Non-GAAP results	$200,783	36.1%	$101,237	$59,099	10.6%	$0.43

Income tax				22,164	4.0
Interest expense				19,970	3.6
Depreciation and amortization				25,223	4.5
Share-based compensation				4,363	0.8
Adjusted EBITDA				$130,819	23.5%
(1) Costs related to certain corporate initiatives, of which $0.2 million is included in cost of goods sold, $0.9 million is included in general and administrative expenses and $1.3 million is included in other non-operating expenses.